UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 13, 2011

BERRY PETROLEUM COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-9735	77-0079387
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1999 Broadway, Suite 3700, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 999-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 13, 2011, Berry Petroleum Company (the “Company”) entered into a First Amendment (the “First Amendment”) to its Second Amended and Restated Credit Agreement dated November 15, 2010 by and among the Company and Wells Fargo Bank, N.A. and other lenders (the “Credit Agreement”).

The First Amendment extended the maturity date of the Credit Agreement to May 13, 2016 and increased the borrowing base from $875 million to $1,400 million. Lender commitments remain unchanged at $875 million. In addition, the First Amendment reduced (i) the LIBOR margin to between 1.50% and 2.50% based on the ratio of credit outstanding to the borrowing base, (ii) the prime rate margin to between 0.50% and 1.50% based on the ratio of credit outstanding to the borrowing base, and (iii) the annual commitment fee on the unused portion of the credit facility to between 0.35% and 0.50%.  The First Amendment also provides the right for the Company to refinance its 10 ¼% Senior Notes due in 2014 (“2014 Notes”) and its 8 ¼% Senior Subordinated Notes (“2016 Notes”) with similar notes or retire the 2014 Notes or the 2016 Notes using available borrowing under the Credit Agreement as long as certain leverage and liquidity tests are met.

The First Amendment contains other usual and customary conditions, representations, and warranties. A copy of the First Amendment is attached as an exhibit to this report on Form 8-K. The information contained in the First Amendment is incorporated herein by reference as Exhibit 4.1.

ITEM 2.03.  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 is incorporated herein by reference.

ITEM 9.01             Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	—	First Amendment to the Second Amended and Restated Credit Agreement dated April 13, 2011 by and among the Company and Wells Fargo Bank, N.A. and other lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY

By:	/s/ Davis O. O’Connor
Davis O. O’Connor
Corporate Secretary

Date: April 13, 2011